UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 2, 2007

THE HOME DEPOT, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8207	95-3261426
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2455 Paces Ferry Road, N.W. Atlanta, Georgia 30339 (Address of principal executive offices) (Zip Code)

                         Registrant’s telephone number, including area code:          (770) 433-8211

Not Applicable

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2007, The Home Depot, Inc. (the "Company") and Robert Nardelli entered into an agreement pursuant to which Mr. Nardelli resigned as Chairman of the Board, Chief Executive Officer, President and as a director of the Company, effective as of January 2, 2007 (the "Effective Date"). Also on January 2, 2007, the Board of Directors of the Company elected Frank Blake as Chairman and Chief Executive Officer and a full-voting member of the Board of Directors and Joe DeAngelo as Executive Vice President and Chief Operating Officer.

Prior to his appointment as Chairman and Chief Executive Officer, Frank Blake, age 56, served as Vice Chairman of the Board of Directors and Executive Vice President since 2006, and prior to this was Executive Vice President – Business Development and Corporate Operations since March 2002. Mr. Blake was formerly the Deputy Secretary for the U.S. Department of Energy from May 2001 until March 2002. From June 2000 until May 2001, he was a Senior Vice President at General Electric Company and was Vice President of GE Power Systems from February 1996 until June 2000. Mr. Blake currently serves as a director of The Southern Company.

Prior to his appointment as Executive Vice President and Chief Operating Officer, Joe DeAngelo, age 45, was Executive Vice President – Home Depot Supply since August 2005. From January 2005 through August 2005, he served as Senior Vice President – Home Depot Supply, Pro Business and Tool Rental, and from April 2004 through January 2005, he served as Senior Vice President – Pro Business and Tool Rental. Mr. DeAngelo previously served as Executive Vice President of The Stanley Works, a tool manufacturing company, from April 2003 through April 2004. From 1986 until April 2004, Mr. DeAngelo held various positions with General Electric Company. His final position with GE was as President and Chief Executive Officer of GE TIP/Modular Space, a division of GE Capital.

Mr. Nardelli and the Company have agreed in principle to the terms of a separation agreement which would provide for payment of the amounts he is entitled to receive under his pre-existing employment contract entered into in 2000. Under this agreement, Mr. Nardelli will receive consideration currently valued at approximately $210 million (including amounts which have previously been earned or vested). This consideration will include a cash severance payment of $20 million, the acceleration of unvested deferred stock awards currently valued at approximately $77 million and unvested options with an intrinsic value of approximately $7 million, the payment of earned bonuses and long-term incentive awards of approximately $9 million, the payment of account balances under the Company’s 401(k) plan and other benefit programs currently valued at approximately $2 million, the payment of previously earned and vested deferred shares with an approximate value of $44 million, the payment of the present value of retirement benefits currently valued at approximately $32 million and the payment of $18 million for other entitlements under his contract which will be paid over a four year period and will be forfeited if he does not honor his contractual obligations.

Mr. Nardelli will also continue to receive health insurance and other similar welfare benefits for three years from the Effective Date, including the maintenance of life insurance policies in effect on the Effective Date. The indemnification and confidentiality provisions in Mr. Nardelli's pre-existing employment agreement are to remain in full force and effect.

Mr. Nardelli has agreed not to compete with the Company for one year and not to solicit employees or customers of the Company for four years. Mr. Nardelli has also agreed to cooperate with the Company to ensure an orderly transition. The Company and Mr. Nardelli also agreed to enter into mutual releases and non-disparagement provisions.

In connection with the foregoing the Company issued a press release which is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press Release of The Home Depot, Inc. dated January 3, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 4, 2007
THE HOME DEPOT, INC.

By: /s/ Frank L. Fernandez
Name: Frank L. Fernandez
Title: Executive Vice President, Secretary and
General Counsel

EXHIBIT INDEX

Exhibit

99.1 Press Release of The Home Depot, Inc. dated January 3, 2007.

Exhibit 99.1

ROBERT NARDELLI RESIGNS AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE HOME DEPOT AND IS SUCCEEDED BY FRANK BLAKE

     ATLANTA, January 3, 2007 -- The Board of Directors of The Home Depot® and Bob Nardelli announced today that they have mutually agreed that Nardelli would leave his position as The Home Depot’s chairman, president & CEO and as a Director effective January 2, 2007. Frank Blake, the Company’s current vice chairman of the Board of Directors and executive vice president succeeds Nardelli, effective immediately.

     The Home Depot’s Board said, “We are very grateful to Bob for his strong leadership of The Home Depot over the past six years. Under Bob’s tenure, the Company made significant and necessary investments that greatly improved the Company’s infrastructure and operations, expanded our markets to include wholesale distribution and new geographies, and undertook key strategic initiatives to strengthen the company’s foundation for the future. The Home Depot has delivered strong and consistent growth and gained market share under Bob’s leadership, and we believe that the Company is well positioned to continue to do so. We thank Bob for his contributions, hard work and dedication and wish him all the best in his future endeavors.”

     Frank Blake was elected chairman and CEO of The Home Depot and a full voting member of the Board of Directors.

     “The entire Board is pleased to name Frank as The Home Depot’s Chairman and Chief Executive Officer. We are fortunate to have someone of Frank’s caliber within our organization and believe he is the ideal candidate to succeed Bob,” continued the Board of Directors. “While industry conditions remain challenging, we are confident that Frank will effectively execute on the Company’s strategy, build upon our legacy of growth, innovation and superior customer service, and deliver value for our shareholders.”

     Since joining The Home Depot in 2002, Blake has served as vice chairman of the Board of Directors and executive vice president. His responsibilities have included strategic business development, growth initiatives, real estate, store construction, credit services, and the Home Services business. Prior to joining The Home Depot, Blake served as deputy secretary for the U.S. Department of Energy (DOE). Prior to that, he served in a variety of executive roles at General Electric, including senior vice president, Corporate Business Development.

     “I am honored to lead this exceptional company and build on Bob’s significant achievements. The Home Depot has a strong core business and exciting opportunities in its adjacent businesses. I believe that the Company continues to have tremendous potential for growth and that we have an exciting future ahead of us,” said Frank Blake. “The Board and I are committed to continuing on our current strategic path and remain focused on enhancing performance and delivering value for customers, shareholders and associates.”

The Board also announced that Carol Tomé, the Company’s current executive vice president and CFO, and Joe DeAngelo, the Company’s executive vice president, HD Supply, will be assuming additional responsibilities. Tomé will be assuming responsibility for mergers and acquisitions, credit services and additional strategic responsibilities. DeAngelo was appointed to the newly created position of Chief Operating Officer. In this position, DeAngelo will continue to oversee HD Supply and will assume additional responsibilities for the retail business.

     “I am extremely proud of what we have accomplished at The Home Depot since 2000 and I believe that I leave a stronger and more resilient company than when I arrived, and one that is well positioned to capitalize on the substantial opportunities ahead of it,” said Nardelli. “I’ve worked closely with Frank, Joe and Carol and have the utmost confidence in their abilities. I have also been lucky to work with a very talented and dedicated management team, which will support Frank, Carol and Joe in the next phase of The Home Depot’s strategy. I wish The Home Depot and all of its associates continued success in the future.”

     With the appointments of Blake, DeAngelo and Tomé, the Board of Directors expressed its confidence in the Company’s current business model, long-term strategy and future growth potential.

     Nardelli and the Company have agreed in principle to the terms of a separation agreement which would provide for payment of the amounts he is entitled to receive under his pre-existing employment contract entered into in 2000. Under this agreement, Nardelli will receive consideration currently valued at approximately $210 million (including amounts which have previously been earned or vested). This consideration will include a cash severance payment of $20 million, the acceleration of unvested deferred stock awards currently valued at approximately $77 million and unvested options with an intrinsic value of approximately $7 million, the payment of earned bonuses and long-term incentive awards of approximately $9 million, the payment of account balances under the Company’s 401(k) plan and other benefit programs currently valued at approximately $2 million, the payment of previously earned and vested deferred shares with an approximate value of $44 million, the payment of the present value of retirement benefits currently valued at approximately $32 million and the payment of $18 million for other entitlements under his contract which will be paid over a four year period and will be forfeited if he does not honor his contractual obligations.

     Nardelli has also agreed not to compete with the Company for one year, not to solicit employees or customers of the Company for four years and other restrictive covenants.

     In conjunction with the management changes, the Board of Directors also announced that it had waived the retirement age of 72 and has asked John L. Clendenin, Claudio X. Gonzales and Milledge A. Hart III to stand for re-election at the 2007 annual shareholders meeting. This action was taken to retain these directors’ experience, and deep knowledge of the Company’s business and key personnel to help ensure a smooth management transition. This action is temporary and effective for one year.

About The Home Depot
The Home Depot is the world's largest home improvement specialty retailer, with 2,127 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. Through its HD SupplySM businesses, The Home Depot is also one of the largest diversified wholesale distributors in the United States, with nearly 1,000 locations in the United States and Canada offering products and services for building, improving and maintaining homes, businesses and municipal infrastructures. In fiscal 2005, The Home Depot had sales of $81.5 billion and earnings of $5.8 billion. The Company employs approximately 355,000 associates and has been recognized by FORTUNE magazine as the No. 1 Most Admired Specialty Retailer and the No. 13 Most Admired Corporation in America for 2006. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index. HDG

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Forward Looking Statements
Certain statements contained herein may be "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on currently available information as of their dates and are subject to risks and uncertainties that may cause actual results to differ materially from the statements and other information contained herein, including risks and uncertainties associated with the effects of the changes in management personnel.

Additional information regarding risks and uncertainties is contained in the Company's periodic filings with the Securities and Exchange Commission, including the Company's most recently filed Annual Report on Form 10-K. Forward-looking statements speak only as of their respective dates, and the Company specifically disclaims any obligation to update them except as may be required under the federal securities laws.

For more information, contact: Financial Community Diane Dayhoff Sr. Vice President of Investor Relations (770) 384-2666 diane_dayhoff@homedepot.com	News Media Jerry Shields, Sr. Public Relations Manager (770) 384-2741 jerry_shields@homedepot.com Ron DeFeo, Sr. Public Relations Manager (770) 384-3179 ron_defeo@homedepot.com